January 6, 1998



Simon Transportation Services Inc.
5175 West 2100 South
West Valley City, Utah  84120

Ladies and Gentlemen:

     This opinion is rendered in connection with a Registration Statement on Form S-8, which includes a Form S-3 reoffer prospectus (the "Registration Statement") to be filed by Simon Transportation Services Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933. The Registration Statement relates to the registration of shares of the Company's Class A Common Stock, par value $.01 per share (the "Shares"), which are to be offered under the Company's Incentive Stock Plan (the "Plan"). It is our opinion that:

            1. The Company is a valid organized and existing corporation under the laws of the State of Nevada.

            2. All necessary corporate action has been duly taken to authorize the establishment of the Plan, the issuance of Shares under the Plan, and the registration of the Shares covered by the Registration Statement under the Securities Act of 1933.

            3. The Shares, when issued and paid for in accordance with the Plan and any agreements evidencing awards of the Shares, will be legally issued, fully paid and non-assessable shares of the Class A Common Stock of the Company.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement.

                                          Very truly yours,

                                          SCUDDER LAW FIRM, P.C.


                                          By: /s/ Mark A. Scudder
                                                Mark A. Scudder
MAS:pad